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                                                                    EXHIBIT 99.1

           TERAYON CHOSEN FOR KOREA'S FIRST DOCSIS 2.0 CABLE BROADBAND
                        DEPLOYMENT BY KOREA'S HANVIT I&B

Korea's Second Largest Cable Operator Selects DOCSIS 2.0 to Stay Ahead of DSL Competitors

Santa Clara, California - May 27, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading vendor of broadband solutions, today announced that its products are being used to deliver broadband services using the DOCSIS(R)
2.0 (Data Over Cable Service Interface Specification) cable data specification by Hanvit I&B, the second largest Korean cable operator with more than 2 million subscribers. This first ever deployment of DOCSIS 2.0 in Korea has already begun as Hanvit has installed Terayon's DOCSIS 2.0 CMTS (Cable Modem Termination System) in its central headend facility and is currently supplying Terayon's DOCSIS 2.0 cable modems to its broadband subscribers.

      Hanvit I&B selected Terayon's end-to-end DOCSIS 2.0 cable data system to deliver its `Hanvitnet' broadband service with greater two-way bandwidth capacity than its competitors can using DSL (Digital Subscriber Line). Terayon's DOCSIS 2.0 system can deliver approximately 40 Mbps of content from the Internet to the subscriber, and allow the subscriber to transmit nearly 30 Mbps upstream to the Internet. In addition to reliable high-speed Internet access, the greater bandwidth enabled by DOCSIS 2.0 allows Hanvit to support other advanced broadband applications, including online gaming and peer-to-peer computing.

      "Hanvit I&B is committed to providing its subscribers with the latest broadband services ahead of our competition, and we believe that the powerful capabilities of DOCSIS 2.0 will help us meet this commitment today and into the future," said Yoo Hong Moo, Chairman of Hanvit I&B. "We signed this exclusive deal with Terayon as they are the only vendor with an end-to-end DOCSIS 2.0 solution and because of their history of broadband innovation and producing quality products. Further, we believe that partnering with such an innovator will allow us to deploy new, leading-edge technologies that will benefit our subscribers."

      "We are honored to be chosen by Hanvit I&B for this ambitious broadband service rollout. Demand for new broadband services is enormous in Korea, which leads the world in per capita usage of broadband, and Hanvit I&B is clearly advancing the state-of-the art with this DOCSIS 2.0 deployment," said Zaki Rakib, CEO of Terayon. "Expanding our presence in the Korean market is important for Terayon and we believe DOCSIS 2.0's promise to significantly improve today's broadband services while enabling new services is compelling for operators in Korea and worldwide."

ABOUT TERAYON'S DOCSIS 2.0 SYSTEM

      Terayon offers the industry's only complete and end-to-end cable data system that meets the DOCSIS 2.0 cable data specification. The system is composed of two products: the TJ 715 cable modem and the BW 3500 CMTS.
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      Terayon's TJ 715 is a full-featured cable modem certified to meet DOCSIS
2.0. Already more than 300,000 TJ 715s have been deployed by four of the top five U.S. cable operators. Complimenting the TJ 715 is Terayon's BW 3500 CMTS, which is the industry's first and currently only CMTS to have been qualified to meet the DOCSIS 2.0 and PacketCable(TM) 1.0 specifications.

      The BW 3500 is a scalable, carrier-class CMTS for operators' most demanding broadband voice and data applications. Deployed in a cable operator's headend - the central point of a cable network - the BW 3500 manages DOCSIS cable modems deployed by the operator's subscribers, forming an end-to-end system for delivering broadband services.

      The BW 3500's chassis-based design has 14 slots for switch/control and CMTS line cards so capacity can be increased to support more data subscribers as they are added. The BW 3500 incorporates several value-added design features to improve system efficiency and security, including the PDQ (Per-flow Dynamic Queuing) routing architecture, VIPR (Virtual ISP Private Routing) and Hierarchical ARP (Address Resolution Protocol).

ABOUT HANVIT I&B

      Headquartered in Ahn San-city, Korea, Hanvit I&B develops and operates broadband cable networks and provides cable broadcasting content and high-speed Internet services to enhance the quality of its subscribers' lives. Consisting of 12 SOs (System Operator) in 12 large cities, Hanvit I&B is one of the leading companies in the field of communications, media and entertainment in Korea. Hanvit I&B has 1,000 employees and serves more than 2 million subscribers. Hanvit I&B can be found on the web at www.hanvit.net.

ABOUT TERAYON

      Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world's leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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"Safe Harbor" Statements under the Private Securities Litigation Reform Act of
1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop new, technologically advanced products; the performance capabilities of the TJ 715 cable modem; the performance capabilities of the BW 3500 CMTS; the acceptance of Terayon's new products in the market; the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.
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Note: Terayon and the Terayon logo are registered trademarks of Terayon
Communication Systems, Inc. All other trademarks are property of their respective owners.